CONSENT OF HERMANUS KRIEL

The undersigned hereby consents to the references to, and the information derived from, the report titled “NI 43-101 Technical Report Feasibility Study: Otjikoto Gold Project, Province of Otjozondjupa, Republic of Namibia” dated February 25, 2013, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Hermanus Kriel
Hermanus Kriel
June 13, 2017